Exhibit 99.01
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
INVESTOR CONTACT:
David H. Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
david.allen@siliconimage.com
SILICON IMAGE REPORTS FIRST QUARTER RESULTS
17 Percent Year-over-Year Sales Growth Fueled by VastLane HDMI 1.3 Shipments
SUNNYVALE, Calif., May 3, 2007 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today reported financial results for its fiscal year 2007 first quarter.
Financial Highlights
— First quarter 2007 revenue totaled $69.1 million. Product and licensing revenue accounted for 80.5 percent and 19.5 percent, respectively, of the total revenue in the first quarter. Total first quarter revenue increased 17.0 percent compared with the same quarter of 2006. Fourth quarter 2006 revenue totaled $87.0 million, including $10.6 million from the Genesis settlement that were attributable to royalties earned prior to the fourth quarter of 2006.
— GAAP gross margin for the first quarter of 2007 totaled $38.4 million, or 55.5 percent of total revenue, compared with $33.8 million, or 57.1 percent of total revenue in the same quarter of 2006 and $53.6 million, or 61.6 percent of total revenue in the fourth quarter of 2006.
— Non-GAAP gross margin for the first quarter of 2007 totaled $38.7 million, or 56.0 percent of first quarter 2007 total revenue. In comparison, non-GAAP gross margin for the same quarter of 2006 was $34.4 million, or 58.2 percent of first quarter 2006 total revenue. Non-GAAP gross margin for the prior quarter was $43.7 million, or 57.3 percent of prior quarter total revenue. A reconciliation of GAAP to non-GAAP gross margin is included in the summary financial information attached to this press release.
— EBITDA for the first quarter of 2007 was $9.3 million, compared with $5.9 million in the same quarter of 2006 and $29.8 million in the prior quarter. EBITDA excluding stock-based compensation expense and adjusted for Genesis royalties earned in periods prior to the fourth quarter of 2006 and other adjustments in the fourth quarter of

2006, for the first quarter of 2007 was $13.3 million, compared with $13.2 million in the same quarter of 2006 and $20.7 million in the prior quarter.
— GAAP first quarter 2007 net income totaled $2.9 million, or $0.03 per diluted share. In comparison, GAAP net income for the same quarter of 2006 was $2.4 million, or $0.03 per diluted share. GAAP net income for the prior quarter was $26.3 million, or $0.29 per diluted share.
— Non-GAAP net income for the first quarter of 2007 totaled $6.3 million, or $0.07 per basic and diluted share. In comparison, non-GAAP net income for the same quarter of 2006 was $11.3 million, or $0.14 and $0.13 per basic and diluted share, respectively. Non-GAAP net income for the prior quarter was $18.3 million, or $0.21 per basic and diluted share. A reconciliation of GAAP to non-GAAP net income is included in the summary financial information attached to this press release.
— Cash and short-term investments at the end of the first quarter were approximately $224.0 million or $2.50 per share on a diluted basis, compared with $167.5 million at the end of the same quarter of 2006 and $250.6 million at the end of 2006. The decline in total cash was primarily related to payments for 2006 taxes and 2007 estimated taxes, the acquisition of sci-worx and a partial payment to Sunplus for an intellectual property license.
17 Percent Year-over-Year Sales Growth Fueled by HDMI Expansion and VastLane HDMI 1.3 Shipments
Silicon Image’s year-over-year revenue growth was driven primarily by increased product and licensing revenue associated with the expanding use of High-Definition Multimedia Interface™ (HDMI™). According to HDMI Licensing LLC, a subsidiary of Silicon Image and the licensing agent responsible for licensing and promoting of the HDMI Specification, approximately 590 entities worldwide have adopted HDMI — including approximately 140 in China — up from 388 total adopters one year earlier,.
“I am encouraged by our strong performance in the seasonally weak March quarter, particularly for our new products,” said Steve Tirado, Silicon Image’s president and chief executive officer. “Our industry-leading VastLane 1.3 HDMI products accounted for approximately 25 percent of our March quarter consumer electronics product sales. Based upon our current order rate and feedback from customers on our design wins, including our first volume order for our integrated input processors, I expect to see 9 to 14 percent revenue growth in the June quarter” said Tirado.
Outlook for the Second Quarter, ending June 30, 2007
Silicon Image expects:
— Revenue to range between $75 million and $79 million;
— GAAP gross margins to range between 50 percent and 52 percent;
— Non-GAAP gross margins to range between 50 percent and 53 percent;
— GAAP operating expenses to range between $35 million to $37 million; and
— Non-GAAP operating expenses to range between $30 million to $32 million.
Use of Non-GAAP Financial Information
Silicon Image reports gross margin, gross margin percent, net income and basic and diluted net income per share in accordance with GAAP and supplementally on a non-GAAP basis for informational purposes only. Silicon Image believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides management with meaningful information to evaluate operations, manage and monitor performance and determine bonus compensation. Silicon Image’s presentation of non-GAAP financial information excludes stock-based compensation, amortization of intangible assets recorded in connection with our acquisitions, and the non-cash portion of the income tax provision recorded to additional paid in capital. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Conference Call
Silicon Image will host a conference call to discuss financial results at 2:00 p.m. Pacific Time on May 3, 2007. To access the conference call, dial (719) 457-2679 and enter pass code 2721674. A replay of the conference call will be available until midnight Pacific Time, May 18, 2007. To access the replay, please dial (719) 457-0820 or (888) 203-1112, and enter pass code 2721674. A webcast of the call will also be available on the Silicon Image investor relations site located at www.siliconimage.com.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA (SATA), leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions and offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD™ Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high- definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to Silicon Image’s anticipated revenue growth and future operating results, including the anticipated resumption of sequential revenue growth in the second quarter, market demand for our HDMI 1.3 products and input processors, our design wins and increasing HDMI adoption and penetration. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward- looking statements. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
Unaudited
	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenue:
Product	$55,666	$66,278	$53,280
Development, licensing and royalties	13,453	20,675	5,819

Total revenue	69,119	86,953	59,099

Cost of revenue and operating expenses:
Cost of revenue (1)	30,758	33,393	25,348
Research and development (2)	17,195	15,987	15,566
Selling, general and administrative (3)	17,131	18,226	15,389
Amortization of intangible assets	615	78	274
Patent assertion costs (reimbursements), net	13	(5,369)	72

Total cost of revenue and operating expenses	65,712	62,315	56,649

Income from operations	3,407	24,638	2,450
Interest income and other, net	3,026	3,024	1,538

Income before provision for income taxes	6,433	27,662	3,988
Provision for income taxes	3,517	1,389	1,636

Net income	$2,916	$26,273	$2,352

Net income per share — basic	$0.03	$0.31	$0.03
Net income per share — diluted	$0.03	$0.29	$0.03
Weighted average shares — basic	86,825	85,618	80,986
Weighted average shares — diluted	89,549	89,113	85,398

(1) Includes stock compensation expense	$346	$473	$628
(2) Includes stock compensation expense	2,308	1,715	2,812
(3) Includes stock compensation expense	1,378	2,583	3,843

SILICON IMAGE, INC.
GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN RECONCILIATION

		Three Months Ended
	March 31,	% of total	December 31,	% of total	March 31,	% of total
(In thousands, except percentages)	2007	revenue	2006	revenue	2006	revenue
(unaudited)
GAAP Gross margin	$38,361	55.5%	$53,560	61.6%	$33,751	57.1%

Non-GAAP adjustments:
Stock-based compensation expense (1)	346	0.5%	473	0.5%	628	1.1%
Adjustments related to Genesis Settlement (2)	—	—	(10,291)	-11.8%	—	—

Non-GAAP Gross margin	$38,707	56.0%	$43,742	50.3%	$34,379	58.2%

(1)	For the three months ended March 31, 2007 and 2006 and December 31, 2006, these adjustments represent the non-cash amortization of stock-based compensation associated with SFAS No. 123(R).

(2)	This adjustment represents the reversal of royalty revenue and bonus expense related to the Genesis settlement for all quarters prior to Q4’ 2006.

SILICON IMAGE, INC.
GAAP NET INCOME TO NON-GAAP NET INCOME RECONCILIATION

		Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share amounts)	2007	2006	2006
(unaudited)
GAAP Net income	$2,916	$26,273	$2,352

Non-GAAP adjustments:
Stock-based compensation expense (1)	4,032	4,771	7,283
Adjustments related to Genesis Settlement (2)	—	(13,831)	—
Amortization of intangible assets, (3)	615	78	274

Non-GAAP Net income before tax adjustments	7,563	17,291	9,909
Income tax effects on above adjustments	1,247	3,469	—
Non-cash tax benefits (4)	—	(4,467)	(1,356)

Non-GAAP net income	$6,316	$18,289	$11,265

Non-GAAP net income per share — basic	$0.07	$0.21	$0.14
Non-GAAP net income per share — diluted	$0.07	$0.21	$0.13

Weighted average shares — basic	86,825	85,618	80,986
Weighted average shares — diluted	89,549	89,113	85,398

(1)	For the three months ended March 31, 2007 and 2006 and December 31, 2006, these adjustments represent the non-cash amortization of stock-based compensation associated with SFAS No. 123(R).

(2)	This adjustment represents the reversal of royalty revenue and reversal of contra expense for reimbursement of litigation expenses for the quarter ended December 31, 2006.

(3)	This adjustment represents expenses for the amortization of intangible assets recorded in connection with our acquisitions. These on-going expenses pertain to intangible assets that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.

(4)	This adjustment represents the non-cash tax benefits from employee stock transactions and other discrete items included in the GAAP tax provision and recorded to additional paid in capital.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
Unaudited	March 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$78,649	$81,921
Short-term investments	145,376	168,724
Accounts receivable, net	33,226	39,931
Inventories	24,551	28,287
Prepaid expenses and other current assets	9,381	4,895
Deferred income taxes	10,075	12,793

Total current assets	301,258	336,551

Property and equipment, net	21,896	18,431
Goodwill	19,131	13,021
Intangible assets, net	2,603	78
Deferred income taxes, non-current	14,770	10,580
Other assets	11,836	1,570

Total assets	$371,494	$380,231

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$12,216	$14,187
Accrued liabilities and other current liabilities	16,820	37,308
Deferred license revenue	4,054	5,264
Deferred margin on sales to distributors	15,849	17,712

Total current liabilities	48,939	74,471

Other long-term liabilities	10,107	538

Total liabilities	59,046	75,009

Stockholders’ Equity:
Total stockholders’ equity	312,448	305,222

Total liabilities and stockholders’ equity	$371,494	$380,231